UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 21, 2004

CollaGenex Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28308	52-1758016
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 University Drive, Newtown, PA	18940
(Address of Principal Executive Offices)	(Zip Code)

(215) 579-7388

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement.

On October 21, 2004, CollaGenex Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and its wholly-owned subsidiary, CollaGenex International Limited, a company organized under the laws of England and Wales (“CollaGenex International”) entered into a definitive Sale of Assets Agreement (the “Agreement”) with Alliance Pharmaceuticals Limited, a company organized under the laws of England and Wales, and Alliance Pharma plc, a company organized under the laws of England and Wales (collectively, “Alliance”). The Agreement provides for the sale to Alliance of certain assets used in the Company’s dental business conducted by CollaGenex International in the United Kingdom and certain other foreign markets (the “Territory”) for $3.3 million. These assets primarily consist of the use of trademarks, United Kingdom and European governmental marketing authorizations, distribution agreements and other intangible assets relating to the sale of Periostat® in the Territory. The Agreement also grants Alliance an option to acquire a license to register and market in the Territory, Periostat MR™, a once-daily, modified release form of Periostat, currently in Phase III clinical trials in the United States and the United Kingdom for adult periodontitis. The Company has retained all rights to Periostat MR for all other clinical indications.

In connection with the transaction, the Company entered into a Supply Agreement with Alliance pursuant to which the Company will supply Periostat to Alliance. In addition, CollaGenex International entered into a License Agreement with Alliance pursuant to which Alliance will be granted a royalty-free, exclusive license for the use of certain trademarks in the Territory. Subject to the satisfaction of certain closing conditions, the transaction is expected to close on or about November 5, 2004.

On October 22, 2004, the Company issued a press release announcing the signing of the Agreement, a complete copy of which is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description of Exhibit
99.1	Press release issued by CollaGenex Pharmaceuticals, Inc. on October 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLAGENEX PHARMACEUTICALS, INC.

Date: October 26, 2004	By:	/s/ Nancy C. Broadbent
Nancy C. Broadbent
Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by CollaGenex Pharmaceuticals, Inc. on October 22, 2004